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EXHIBIT 16  -- LETTER ON CHANGE IN CERTIFYING ACCOUNTANT
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October 15, 1997



Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We were previously principal accountants for FCS Laboratories, Inc. and on April 9, 1993, except for the last paragraph of
Note 15 as to which the date was June 11, 1993, we reported on the consolidated financial statement of FCS Laboratories, Inc. and Subsidiaries as of and for the two years ended September 30, 1992 and 1991. On October 6, 1997, we were notified of our dismissal as principal accountants for FCS Laboratories, Inc. and Subsidiaries. We have read FCS Laboratories, Inc.'s statements included under Item 4 of its amended Form 8-K dated October 17, 1997, and we agree with such statements insofar as they relate to our Firm.

Very Truly yours,





McGLADREY & PULLEN, LLP















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